EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

CONTACT:	Joseph A. Boyle, CPA
Executive Vice President and Chief Financial Officer
UCI Medical Affiliates, Inc.
803-782-4278 ext. 122

UCI MEDICAL AFFILIATES, INC.’S INTERNAL INVESTIGATION LEADS

TO FORMER EXECUTIVE OFFICER

PLEADING GUILTY TO CRIMINAL CHARGES

COLUMBIA, S.C., July 23, 2009 – UCI Medical Affiliates, Inc. (UCIA.PK) announced that Jerry Francis Wells, Jr., the former Executive Vice-President of Finance, Chief Financial Officer, and Secretary of UCI Medical Affiliates, Inc. (the “Company”), pled guilty on July 23, 2009 in federal court to criminal charges for falsifying eight of the Company’s periodic reports filed with the Securities and Exchange Commission. On the eight reports that were submitted to the SEC, Mr. Wells falsely stated that he had disclosed “any fraud, whether or not material, that involves management or other employees who have a significant role in [UCI’s] internal controls over financial reporting.” As a result of these false filings, Mr. Wells was charged with, and pleaded guilty to, eight counts of making false statements to a government agency, in violation of Title 18, United States Code, Section 1001.

During the plea hearing, Mr. Wells admitted that from January 2003 through December 2008, he embezzled $2,967,382 from the Company by (1) using the Company’s corporate credit card to pay personal expenses; (2) preparing false expense reports and submitting them for reimbursement; and (3) submitting fraudulent check requests for non business expenses, such as construction work on his personal residences and payments on personal credit card accounts.

The United States District Court will impose sentence after review of a presentence report which will be prepared by the U.S. Probation Office. The maximum penalty Mr. Wells can receive on each count is a fine of $250,000 and imprisonment for five years. Mr. Wells will also be ordered to repay the money he stole from the Company.

On July 23, 2009, Unites States Attorney W. Walter Wilkins expressed his appreciation to the Company for its assistance and stated that “UCI uncovered the fraud and brought it to the attention of the SEC and the United States Attorneys Office. During the resulting investigations of both the criminal and civil probes, UCI cooperated extensively, and it voluntarily provided all requested materials to federal investigators.”

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